Exhibit 3a

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NEW COMMUNICATIONS HOLDINGS INC.

New Communications Holdings Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, HEREBY DOES CERTIFY:

FIRST: That the Board of Directors of said Corporation, by unanimous consent effective June 14, 2010, adopted the following resolutions advising that the Certificate of Incorporation of said Corporation be amended:

RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Corporation that the Certificate of Incorporation of the Corporation be amended by amending and restating Article 4 thereof in its entirety so that, as amended and restated, said Article shall be and read as follows:

4. The total number of shares of all classes of stock which the corporation shall have authority to issue is two billion nine hundred million (2,900,000,000) shares of Common Stock with $.01 par value.

RESOLVED FURTHER, that such amendment be, and hereby is, approved and submitted to the sole stockholder of the Corporation for consideration, approval and adoption

SECOND: That in lieu of a meeting of the sole stockholder, the sole stockholder has given unanimous written consent to said amendment in accordance with the provisions of Section 228(a) of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Rosalynn Christian, Assistant Secretary of the Corporation, this 15th day of June, 2010.

NEW COMMUNICATIONS HOLDINGS INC.

/s/ Rosalynn Christian
Rosalynn Christian
Assistant Secretary